Exhibit 2

EXECUTION VERSION
INFORMATION AND NETWORK CENTRE OF THE STATE ADMINISTRATION OF
RADIO FILM AND TELEVISION, P.R.C.
AND
TELEFÓNICA INTERNACIONAL, S.A.

SHARE PURCHASE AGREEMENT
FOR THE PURCHASE
OF SHARES IN
CHINA NETCOM GROUP CORPORATION (HONG KONG)
LIMITED

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made on the 18th of January 2008
BETWEEN:
(1)	Information and Network Centre of the State Administration of Radio Film and Television, P.R.C., an entity organized under the laws of the People’s Republic of China (the “PRC”) whose registered office is at No. 2 Fuxingmenwai Street, Xicheng District, Beijing, the PRC (“Seller”); and

(2)	Telefónica Internacional, S.A., a company incorporated in Spain, with offices at Distrito C, Edificio Oeste 3, Ronda de la Comunicación s/n, 28050 Madrid, Spain (“Buyer”).
RECITALS:
(A)	China Netcom Group Corporation (Hong Kong) Limited is a company incorporated in Hong Kong and whose Shares are listed on the Hong Kong Stock Exchange (the “Company”), whose registered office is at Room 6701, 67/F, 99 Queen’s Road, Central, Hong Kong.

(B)	The Seller is the beneficial owner of the Sale Shares (as defined below).

(C)	The Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, the Sale Shares, on the terms and conditions set out in this Agreement (the “Acquisition”).
THE PARTIES AGREE as follows:
1.	INTERPRETATION

1.1	In this Agreement:

“Affiliate” means, in relation to a person, any other person which, directly or indirectly, controls, is controlled by or is under the common control of the first mentioned person, where “control” means the ownership, directly or indirectly, of more than 50 per cent of the voting shares, registered capital or other equity interest of the relevant person, or the possession, directly or indirectly, of voting rights sufficient to have a material effect on the resolutions of the shareholders meeting, to appoint or elect a majority of the directors, or otherwise to direct the management of the relevant person;

“Approval Authority” means any national, provincial, municipal or local government, stock exchange, administrative or regulatory body or department, court, tribunal, arbitrator or any body that exercises the function of a regulator of any applicable jurisdiction which is required to approve or register the Acquisition and this Agreement;

“Business Day” means a day other than a Saturday or Sunday or public holiday in Hong Kong, the PRC or Spain;

“Buyer Warranty” means each warranty given by the Buyer as provided in Clause 5.7;

“Closing” means completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

“Closing Condition” means a condition set out in Clause 3.1 and “Closing Conditions” means all those conditions;

“Closing Date” means the date which is the tenth Business Days after the date (not being later than the Long Stop Date (as defined in Clause 3.2)) on which the last of the Closing Conditions to be satisfied or waived is satisfied or waived, unless otherwise agreed by the Parties in writing as set out in Clause 4.1;

“CNC BVI” means China Netcom Group Corporation (BVI) Limited, whose registered office is at P.O. Box 3140, Wickhams Cay 1, Road Town, Tortola, the British Virgin Islands;

“CNC Group” means China Network Communications Group Corporation, whose registered office is at Tower C, 156 Fuxingmennei Avenue, Xicheng District, Beijing, the PRC;

“Encumbrance” means a mortgage, pledge, lien, option, restriction, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“Non-Disclosure Agreement” means the non-disclosure agreement entered into by and between the Parties dated 24 December 2007;

“Relevant Claim” means a Warranty Claim or any claim for indemnification or for breach of undertaking or provision in this Agreement by a Party;

“Sale Shares” means 37,003,859 Shares, which constitute all the Shares beneficially owned by the Seller as at the date of this Agreement which may be adjusted in accordance with Clause 2.3.2 and shall include any new Shares as described in Clause 2.6;

“Seller Warranty” means each warranty given by the Seller as provided in Clause 5.4 and “Seller Warranties” shall be construed accordingly;

“SFO” means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong);

“Shares” means shares of par value US$0.04 each in the issued share capital of the Company;

“Tax” means any form of taxation, withholding, levy, duty, charge, contribution or fee including, without limitation, any impost of whatever nature (including any fine, penalty, surcharge or interest in relation thereto) imposed by a local, municipal, provincial, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official or other body or authority in any country; and

“Warranty Claim” means a claim by the Buyer or the Seller (as the case may be) under or pursuant to the provisions of Clause 5.1 or 5.5 (as the case may be).

1.2	In this Agreement, a reference to:
1.2.1	a Clause or Schedule, unless the context otherwise requires, is a reference to a clause of, or schedule to, this Agreement and references to this Agreement include the Schedules;

1.2.2	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality) and a reference to that person’s legal personal representatives, successors, permitted assigns and permitted transferees;

1.2.3	“Parties” shall mean the parties to this Agreement and a “Party” shall be construed accordingly;

1.2.4	the singular shall include the plural and vice versa and one gender includes all genders; and

1.2.5	the headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
2.	SALE AND PURCHASE

2.1	The Seller agrees to sell and the Buyer agrees to buy the Sale Shares and each and every right attaching to the Sale Shares on or after the date of this Agreement, free of any Encumbrance subject to the terms and conditions set out herein. For the avoidance of doubt, any dividend on the Sale Shares (whether in cash or in kind) declared by the Company on or after the date of this Agreement shall be the entitlement of the Buyer. The Seller shall sell and the Buyer shall purchase all (but not part only) of the Sale Shares simultaneously.

2.2	Subject to adjustment at Closing as provided for in Clauses 2.3 and 2.6, the aggregate purchase price payable by the Buyer for the Sale Shares shall be HK Dollars 886,982,500.23 (the “Purchase Price”) which has been calculated based on the arithmetic average of the daily weighted average prices of the Shares (by reference to the volume of Shares traded at each trading price on that day) as quoted on the Hong Kong Stock Exchange for each of consecutive thirty (30) trading days immediately prior to the date of this Agreement. For the avoidance of doubt, subject to the adjustment at Closing as provided for in Clause 2.3, the Purchase Price payable by the Buyer for each Sale Share shall be HK Dollars 23.97.

2.3	The Parties agree that, at Closing, the Purchase Price and/or the number of the Sale Shares shall be subject to the following adjustments:
2.3.1	the Purchase Price shall be reduced by an amount equal to the amount of any type of monetary distribution paid to or declared by the Company and received or to be received by or on behalf of the Seller on or after the date of this Agreement (the “Adjusted Purchase Price”);

2.3.2	the number of Shares that shall qualify as the Sale Shares shall be subject to any adjustments required to represent all the Shares beneficially owned by the Seller (including without limitation in the event of a scrip dividend issue, split, counter-split and other similar acts that could affect the number of the Sale Shares) such that all references to the Sale Shares shall include any and all Shares resulting from any change in the capital structure of the Company, including without limitation, scrip dividend issue, split, counter-split, etc.; and

2.3.3	in the event any additional Share(s) (the “Additional Shares”) that shall qualify as the Sale Shares subject to the adjustment referred to in Clause 2.3.2 have not been issued by the Company to the Seller or its nominee prior to the Closing Date, the Seller hereby agrees and undertakes to deliver, and procure the delivery of, the following documents to the Buyer at the times specified below:
(a)	at Closing, an undated instrument of transfer for the Additional Shares in the prescribed form in favour of the Buyer or such nominee designated by the Buyer, duly signed by the nominee in whose name the Additional Shares shall be registered;

(b)	at Closing, an undated sold note for the Additional Shares (in substantially the form described in Clause 4.2.2) in favour of the Buyer or such nominee designated by the Buyer, duly signed by the Seller; and

(c)	within three (3) Business Days from the date of receipt of the share certificate in respect of the Additional Shares by the Seller or its nominee, the share certificate in respect of the Additional Shares.
2.4	The Purchase Price or the Adjusted Purchase Price (as the case may be) for the Sale Shares shall be paid by the Buyer to the Seller (or as the Seller may direct in writing, CNC BVI), at Closing by wire transfer to a bank account designated in writing by the Seller to the Buyer at least five (5) Business Days prior to the Closing Date. Such transfer instruction for payment shall be irrevocable. Any written payment direction to be given by the Seller to the Buyer designating CNC BVI as the recipient of the Purchase Price or the Adjusted Purchase Price (as the case may be) on behalf of the Seller shall be in the agreed form, notarised and irrevocable and be delivered to the Buyer at least five (5) Business Days prior to the Closing Date.

2.5	The Seller hereby irrevocably confirms and acknowledges that in the event that the Seller designates CNC BVI as the recipient of the Purchase Price or the Adjusted Purchase Price (as the case may be) on behalf of the Seller in accordance with Clause 2.4, payment of the Purchase Price or the Adjusted Purchase Price (as the case may be) to CNC BVI in accordance with Clause 2.4 shall constitute a full, complete and sufficient release and discharge of all of the Buyer’s obligation to pay the Purchase Price or the Adjusted Purchase Price (as the case may be) to the Seller pursuant to this Agreement and the Seller shall have no claim of whatsoever nature against the Buyer for non-payment of the Purchase Price or the Adjusted Purchase Price (as the case may be).

2.6	Should the Company approve any increase in the number of its issued Shares to be completed prior to Closing, then and until five (5) Business Days prior to the completion of such capital increase, the Buyer shall have the right to request the Seller to subscribe for any and all new Shares to which it may have any pre-emptive rights or any other similar rights, and the Seller hereby agrees that it shall subscribe for any such new Shares if so instructed by the Buyer provided however that the Buyer shall reimburse the Seller for all the subscription moneys paid for the subscription for the new Shares issued to the Seller. All references to the Sale Shares in this Agreement shall include such number of new Shares subscribed by the Seller under this Clause 2.6.

3.	CLOSING CONDITIONS

3.1	Closing is conditional on the satisfaction (or waiver) of the following conditions (the “Closing Conditions”):
3.1.1	the Parties having completed all necessary regulatory procedures and having received all required government approvals, permits, certificates and completed all required registrations for the purpose of the Acquisition (including without limitation all necessary approvals and registrations by the relevant PRC Approval Authorities), and any such approvals shall not alter the terms of this Agreement in any material respect;

3.1.2	the Buyer having received from the Seller a waiver duly executed by CNC Group waiving all pre-emptive rights and other restrictions on transfer over the Sale Shares conferred on any other person; and

3.1.3	the Buyer having received from the Seller a PRC legal opinion, dated as of the Closing Date and addressed to the Buyer, in relation to, among other things, the legal capacity and authority of the Seller in entering into this Agreement and performing the transactions contemplated under this Agreement, whether the Seller has obtained all the approvals from the relevant PRC Approval Authorities in connection with the completion of the Acquisition, and whether the Seller has duly completed all necessary procedures and obtained all necessary internal approvals and third party consents for entering into this Agreement and performing its obligations hereunder, in form and substance satisfactory to the Buyer.
3.2	Each Party shall make all reasonable efforts to achieve satisfaction of the Closing Conditions with respect to the regulatory procedures, and government approvals, permits, certificates and registrations required of it, as soon as practicable following the signing of this Agreement and in any event no later than April 30, 2008 or such later date as the Parties may agree (the “Long Stop Date”).

3.3	If, at any time, the Seller or the Buyer becomes aware of a fact or circumstance that might prevent any Closing Condition from being satisfied, it shall immediately inform the other Party in writing.

3.4	Each Party shall promptly issue to the other Party a written certificate confirming that each of the Closing Conditions has been fulfilled (or otherwise waived by it with respect to the requirements applicable to the other Party). For the avoidance of doubt, such written confirmation shall not constitute a waiver of any right or remedy for a breach of any provision of this Agreement.

3.5	If any of the Closing Conditions has not been satisfied or waived, as the case may be, in accordance with Clause 3.4 by the Long Stop Date, this Agreement shall automatically terminate with immediate effect. Each Party’s further rights and obligations cease immediately on termination, but termination does not affect a Party’s accrued rights and obligations at the date of termination.

4.	CLOSING

4.1	Closing shall take place on the tenth (10th) Business Day following satisfaction (or waiver) of the each of the Closing Conditions not being later than the Long Stop Date (the “Closing Date”) at the registered office of the Company at Room 6701, 67/F, The Centre, 99 Queen’s Road, Central, Hong Kong (or such other date or time or place as the Parties may agree in writing).

4.2	Subject to Clause 4.4, at Closing, the Seller shall deliver to the Buyer the following documents:
4.2.1	an instrument of transfer for the Sale Shares in favour of the Buyer or such nominee designated by the Buyer in the prescribed form duly signed by CNC BVI;

4.2.2	a sold note for the Sale Shares in favour of the Buyer or such nominee designated by the Buyer (in substantially the form set out in Schedule 1), duly signed by the Seller;

4.2.3	the share certificates in respect of the Sale Shares;

4.2.4	if applicable, an undated instrument of transfer for the Additional Shares in favour of the Buyer or such nominee designated by the Buyer, duly signed by the nominee in whose name the Additional Shares shall be registered as referred to in Clause 2.3.3(a); and

4.2.5	if applicable, an undated sold note for the Additional Shares in favour of the Buyer or such nominee designated by the Buyer, duly signed by the Seller as referred to in Clause 2.3.3(b).
4.3	Subject to Clause 4.4, at Closing, the Buyer shall deliver to the Seller the following documents:
4.3.1	a copy of the payment order issued by the remitting bank on the Closing Date indicating remittance of the Purchase Price or the Adjusted Purchase Price (as the case may be) and less one half of the aggregate stamp duty on the transfer of the Sale Shares payable by the Seller, to such bank account of the Seller or its nominee in Hong Kong, details of which shall have been notified by the Seller to the Buyer at least five (5) Business Days before the Closing Date; and

4.3.2	an instrument of transfer in the prescribed form and a bought note for the Sale Shares (in substantially the form set out in Schedule 1) duly signed by the Buyer or such nominee designated by the Buyer.
4.4	Neither Party is obliged to complete the Acquisition unless the other Party has complied with all its obligations under Clause 3 and this Clause 4.

4.5	If Closing does not take place on the Closing Date because a Party fails to comply with any of its obligations under this Clause 4 (whether such failure by the Party amounts to a material breach or not), the other Party may by notice to the first-mentioned Party:
4.5.1	proceed to Closing to the extent reasonably practicable;

4.5.2	postpone Closing to a date not later than December 31, 2008; or

4.5.3	terminate this Agreement.
For the avoidance of doubt, if Closing does not take place on the Closing Date because both Parties fail to comply with any of their respective obligations under this Clause 4 (whether such failure by the Party or Parties amounts to a material breach or not), the Parties shall consult with each other in good faith with a view to postponing Closing to a date not later than December 31, 2008 or terminating this Agreement, the decision in respect of which shall be in each Party’s absolute discretion.

4.6	If the Parties postpone Closing to another date in accordance with Clause 4.5, the provisions of this Agreement apply as if that other date is the Closing Date.

4.7	The Buyer will arrange for the stamping for the transfer of the Sale Shares as soon as practicable after Closing. The Buyer shall be solely responsible for any penalty incurred for late stamping, if any.

5.	WARRANTIES

5.1	The Seller represents and warrants to the Buyer that each Seller Warranty is true, accurate and not misleading at the date of this Agreement (other than the Seller Warranty set out in Clause 5.4.4 which the Seller represents and warrants is true, accurate and not misleading as at the applicable date thereunder). Immediately before Closing, the Seller is deemed to warrant to the Buyer that each Seller Warranty is true, accurate and not misleading by reference to the facts and circumstances on each day before Closing (except that in the case of the Seller Warranty set out in Clause 5.4.4, the Seller’s deemed warranty is by reference to the facts and circumstances on each relevant day before Closing), and for this purpose only any references in the Seller Warranties to the date of this Agreement shall be construed as references to the relevant date. Unless otherwise set out in this Agreement, no other warranty is given by the Seller.

5.2	The Seller acknowledges that the Buyer is entering into this Agreement in reliance on each Seller Warranty which has also been given as a representation and with the intention of inducing the Buyer to enter into this Agreement. The Seller shall not invoke the Buyer’s constructive or imputed knowledge of a fact or circumstance which might make a Seller Warranty untrue, inaccurate or misleading as a defence to a claim for breach of Clause 5.1.

5.3	Each Seller Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Warranty.

5.4	The Seller represents and warrants to the Buyer that:
5.4.1	the Seller is an entity duly organized and validly existing under the laws of its country of origin;

5.4.2	the Seller has the legal right, full power and authority, and has taken all action necessary, to execute, deliver and to exercise its rights, and perform its obligations, under this Agreement and any other documents to be executed by the Seller pursuant to or in connection with this Agreement, which when executed will constitute valid and binding obligations on the Seller;

5.4.3	the Seller is the sole beneficial owner of the Sale Shares, representing approximately 0.5542% of the issued share capital of the Company and all the Shares beneficially owned by the Seller as at the date of this Agreement. The Sale Shares are registered in the name of CNC BVI. There is no other person who has any legal or beneficial interest in the Sale Shares;

5.4.4	with effect from the earlier of the date on which the Seller has satisfied the Closing Condition set out in Clause 3.1.1 or the day immediately prior to Closing, and subject only to any waiver granted by the Buyer pursuant to Clause 3.4, the Seller has completed all necessary regulatory procedures and has received all required government approvals, permits, certificates and completed the required registrations for the purposes of the Acquisition as contemplated by Clause 3.1.1;

5.4.5	the Seller and/or its associates (as defined in the Listing Rules) has not acquired any Shares, other than the Sale Shares since the listing of the Company;

5.4.6	other than the rights of pre-emption of CNC Group referred to in Clause 3.1.2, there is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Sale Shares, and no person has claimed to be entitled to an Encumbrance in relation to any of the Sale Shares;

5.4.7	all information about the Sale Shares which might be material for disclosure to a buyer of the Sale Shares has been disclosed to the Buyer in writing and such information is true, accurate and not misleading in any respect;

5.4.8	the execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement will not:
(a)	result in a breach of any provision of the constitutional or organisational documents of the Seller;

(b)	result in a breach of or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement,

licence or other instrument or result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Seller or its nominee is a party or by which any of the Seller or its nominee or any of their respective assets is bound; or

(c)	result in any breach of any contractual covenants to which the Seller is subject;
5.4.9	apart from the necessary regulatory procedures and the required government approvals, permits, certificates and registrations as contemplated under Clause 3.1.1, the Seller is not required to obtain any other person’s consent in relation to the sale of the Sale Shares;

5.4.10	no petition has been presented or order made and no meeting convened or resolution passed for the winding up or administration of the Seller or for a provisional liquidator to be appointed in respect of the Seller;

5.4.11	no distress, execution or other process has been levied on any of the assets of the Seller, and no judgment creditor nor any liquidator, provisional liquidator, receiver or an administrative receiver of the Seller has been appointed and there is no reason to believe that such a person might be appointed;

5.4.12	no voluntary arrangement has been proposed in respect of the Seller; and

5.4.13	the Seller is not insolvent, or unable to pay its debts, and has not stopped paying its debts as they fall due, and no event analogous to any of the foregoing has occurred in or outside the Hong Kong.
5.5	The Buyer represents and warrants to the Seller that each Buyer Warranty is true, accurate and not misleading at the date of this Agreement. Immediately before Closing, the Buyer is deemed to warrant to the Seller that each Buyer Warranty is true, accurate and not misleading by reference to the facts and circumstances on each day before Closing, and for this purpose only, any references in the Buyer Warranties to the date of this Agreement shall be construed as references to the relevant date. Unless otherwise set out in this Agreement, no other warranty is given by the Buyer.

5.6	The Buyer acknowledges that the Seller is entering into this Agreement in reliance on each Buyer Warranty which has also been given as a representation and with the intention of inducing the Seller to enter into this Agreement. The Buyer shall not invoke the Seller’s constructive or imputed knowledge of a fact or circumstance which might make a Buyer Warranty untrue, inaccurate or misleading as a defence to a claim for breach of Clause 5.5.

5.7	The Buyer represents and warrants to the Seller that:
5.7.1	the Buyer is a corporation duly organized and validly existing under the laws of its country of origin; and

5.7.2	the Buyer has the legal right, full power and authority, and has taken all action necessary, to execute, deliver and to exercise its rights, and perform its obligations, under this Agreement and any other documents to be executed by the Buyer pursuant to or in connection with this Agreement, which when executed will constitute valid and binding obligations on the Buyer.
6.	TERMINATION

6.1	If, at any time before Closing:
6.1.1	there is a breach of any of the warranties of a Party set out in Clause 5.4 or 5.7, or any event occurs which would constitute a breach of such warranties; or

6.1.2	a Party is in breach of any provision of this Agreement,
the other Party may by written notice to the Party that has committed a breach (the “Defaulting Party”) elect to proceed to Closing or terminate this Agreement.

For the avoidance of doubt, if, upon the occurrence of any event set out in Clause 6.1.1 or 6.1.2, the non-breaching Party elects to proceed to Closing, the non-breaching Party shall be entitled to make a Relevant Claim against the Defaulting Party for such breach of warranties or breach of provisions of this Agreement.

6.2	Each of the Parties undertakes to notify the other Party in writing immediately if it becomes aware of a matter, breach, event, fact or circumstance that may give rise to a right of termination under Clause 6.1.

6.3	Each Party’s further rights and obligations cease immediately on termination, except that Clauses 7, 8, 9, 13, 14 and 15 shall survive termination of this Agreement and shall continue in full force and effect. Termination does not affect a Party’s accrued rights and obligations at the date of termination.

7.	INDEMNITIES

7.1	Each Party shall indemnify the other Party and keep the other Party indemnified, on demand against each loss, liability and cost suffered or incurred (directly or indirectly) by the other Party (including, without limitation, direct and indirect losses and loss of profit) as a result of or which arises out of or in connection with any of the following matters:
7.1.1	any breach of any of the warranties set out in Clause 5.4 by the Seller or Clause 5.7 by the Buyer, as the case may be; and

7.1.2	any breach of any undertaking or provision contained in this Agreement by the first-mentioned Party.
7.2	Each Party shall indemnify the other Party, and keep the other Party indemnified, on demand against each loss, liability and cost (including, without limitation, fees and costs of legal counsel and other professionals) which the other Party incurs arising (directly or indirectly) out of:
7.2.1	the settlement of a Relevant Claim against the first-mentioned Party or the enforcement of a settlement, provided that any such settlement has previously been approved in writing by the indemnifying Party; and

7.2.2	legal proceedings against the first-mentioned Party in respect of a Relevant Claim in which judgment is given for the other Party or the enforcement of the judgment.
7.3	The total liability of each Party under the indemnity obligation provided in this Clause 7 shall not exceed the amount of the Purchase Price or the Adjusted Purchase Price (as the case may be) for all the Sale Shares.

8.	ACKNOWLEDGEMENTS

8.1	The Seller agrees and acknowledges that at the time of the execution of this Agreement and as at Closing, the Seller is aware that the Buyer is a person connected with the Company and is or may be in possession of relevant information (as defined in Parts XIII and XIV of the SFO) by virtue of it having two representatives on the board of directors of the Company and a representative on the Strategic Committee of the Company.

8.2	Each of the Seller and the Buyer is not, and will not, at any time be engaged in insider dealing for the purposes of the SFO in connection with the Acquisition and the related transactions entered into or to be entered into pursuant to this Agreement; none of the Seller, the Buyer, any of their respective Affiliates and any person acting on its or their behalf or under its or their control has taken or will take, directly or indirectly, any action designed or which was designed, or which constitutes or has constituted or might reasonably be or have been expected to cause or result in, stabilisation or manipulation of the price of any Shares or other securities of the Company.

9.	COSTS AND TAXES

Stamp duty payable in connection with the Acquisition under this Agreement shall be borne by the Seller and the Buyer in equal shares. Except as otherwise provided in this Agreement, each Party shall be responsible for its own Tax liabilities and other costs arising from the Acquisition contemplated in this Agreement.

10.	FURTHER ASSURANCE

A Party shall, on reasonable request from the other Party, do and execute or cause to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement.

11.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and supersedes any previous agreements (other than the Non-Disclosure Agreement) between the Parties relating to the subject matter of this Agreement.

12.	GENERAL

12.1	On the date of execution of this Agreement, the Parties shall make a press release or public announcement regarding the execution of this Agreement and/or the Acquisition contemplated hereunder as they consider appropriate. For the avoidance of doubt, a Party may make such filing regarding the Acquisition as required by the applicable laws and rules from time to time.

12.2	The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the continuation in force of the remainder of this Agreement.

12.3	Each Party may not, without the prior written consent of the other Party, assign, transfer, declare a trust for the benefit of or in any other way alienate any of its obligations or rights under this Agreement whether in whole or in part except that the Buyer may assign or transfer any of its obligations or rights under this Agreement to an Affiliate controlled by the Buyer without the Seller’s consent provided always that the Buyer shall remain fully liable for all obligations, covenants and undertakings set out herein following such assignment.

12.4	No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each Party.

12.5	This Agreement shall be executed by the Parties in both the Chinese and the English languages and both versions shall have the same force and effect provided that in the event of any discrepancy between the Chinese language version and the English language version, the English language version of this Agreement shall prevail.

13.	NOTICES

13.1	Any notice, claim, demand or other communication under or in connection with this Agreement (a “Notice”) shall be in writing in English and Chinese and shall be delivered or sent to the parties as follows:
(a)	in the case of Seller:

Address:	Floor 10, Tower A, Henghua International Business Center, 26
Yuetan North Street, Xicheng District, Beijing, the PRC

Fax Number:	+86 10 5856 5289
Attention:	Ms. Wu Qingyu
(b)	in the case of Buyer:

Address:	Telefónica Internacional, S.A.
Distrito C, Edificio Oeste 3
Ronda de la Comunicación s/n
28050 Madrid
SPAIN

Fax Number:	+ 34 91 483 61 84
Attention:	General Counsel
or to such other address or fax number as the relevant Party may have notified to the other in accordance with this Clause 13.

13.2	A Notice shall be deemed to have been given and received: (i) on the five (5) Business Day following the date of mail posting if properly addressed and postage paid, or (ii) on the next following Business Date following the date of delivery, if delivered by courier, or (iii) on the next Business Day if delivered by fax with issuance by the transmitting machine of a written confirmation that the number of pages constituting the notice have been transmitted without error followed by mail posting within the next Business Day.

14.	ARBITRATION

14.1	Any dispute arising out of or in connection with this Agreement (a “Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the UNCITRAL Arbitration Rules as at present in force, which rules are deemed to be incorporated by reference into this Clause 14 and as may be amended by the rest of this Clause 14. Any such arbitration shall be held in Hong Kong and administered by the HKIAC in accordance with HKIAC Procedures for Arbitration in force as at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained.

14.2	There shall be one arbitrator who shall be jointly appointed by the Parties and failing agreement, the arbitrator shall be appointed by the HKIAC. The appointing authority shall be the HKIAC. The language to be used in the arbitral proceedings shall be English. The award rendered by the arbitrator shall be final and binding upon the Parties and enforceable through entry in any court of competent jurisdiction. The prevailing Party shall be entitled to recover from the other Party such attorneys’ fees, arbitrators’ fees and other arbitration costs and expenses as it has reasonably incurred.

15.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement. The Parties shall execute twelve (12) originals of this Agreement, two (2) of which shall be kept by the Seller, two (2) of which shall be kept by the Buyer and the remaining eight (8) original copies shall be used by the Parties for government approval or other agreed purposes.

17.	PERFORMANCE OF THE ACQUISITION

The Parties agree that following the signing of this Agreement, but subject always to Clause 3, all necessary internal and/or external approvals must be obtained by a relevant Party before the Parties may proceed with transferring of the Sale Shares from the Seller to the Buyer under this Agreement.

SCHEDULE 1
SOLD NOTE AND BOUGHT NOTE
SOLD NOTE
Name of Transferor                                                                                                              sold to Name of
Purchaser (Transferee)
Address
Occupation
Name of Company in which shares transferred

Number of Shares                                                                   of HK$                                                                                        each
Consideration Received

Signature of Transferor

Dated _________________
*****************************************************************************
BOUGHT NOTE
Name of Transferee                                                                                                              purchased from
Name of Seller (Transferor)
Address
Occupation
Name of Company in which shares transferred

Number of Shares                                                                  of HK$                                                                                        each
Consideration Paid

Signature of Transferee

Dated _________________

CHINESE TRANSLATION OF THIS AGREEMENT

EXECUTED by the Parties on the date first written above.
SIGNED by
for and on behalf of
INFORMATION AND NETWORK
CENTRE OF THE STATE
ADMINISTRATION OF RADIO FILM
AND TELEVISION, P.R.C.
in the presence of:
SIGNED by
for and on behalf of
TELEFÓNICA INTERNACIONAL, S.A.
in the presence of:
Signature Page